Exhibit 10.3

BOSTON PROPERTIES LIMITED PARTNERSHIP

SEVENTY-SEVENTH AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

This Seventy-Seventh Amendment (the “Amendment”) is made as of January 24, 2008 by BOSTON PROPERTIES, INC., a Delaware corporation (the “General Partner” or the “Company”), as general partner of BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), for the purpose of amending the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated June 29, 1998, as amended (the “Partnership Agreement). All capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Partnership Agreement.

WHEREAS, Section 14.1.B(3) of the Partnership Agreement permits the General Partner, without the consent of the Limited Partners, to amend the Partnership Agreement for the purpose of setting forth and reflecting in the Partnership Agreement the designations, rights, powers duties and preferences of holders of any additional Partnership Interests issued pursuant to Section 4.2.A of the Partnership Agreement; and

WHEREAS, the General Partner desires by this Certificate to so amend the Partnership Agreement as of this 24th day of January, 2008; and

WHEREAS, as of April 11, 2003 the General Partner approved the Forty-Seventh Amendment to the Partnership Agreement to establish the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion of a class and series of Partnership Interest referred to as “LTIP Units” for grants to executives of the Company and its subsidiaries, including the Partnership, of “Other Stock-Based Awards” pursuant to the Second Amendment and Restatement of the Company’s 1997 Stock Option and Incentive Plan, as amended and/or one or more successor or additional equity incentive plans or programs of the Company or the Partnership (each individually and all of them collectively, as the context requires, the “Plan”); and

WHEREAS, until the date hereof LTIP Units have been issued pursuant to the Plan in connection with time-vested, long-term incentive compensation awards; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) intends to issue LTIP Units in connection with outperformance awards under the Plan (the “2008 OPP Awards”) as part of a long-term incentive compensation program designed to provide the Company’s senior management team with the potential to earn equity awards subject to the Company “outperforming” and creating shareholder value in a pay-for-performance structure.

NOW, THEREFORE, the General Partner has set forth in this Amendment pursuant to its authority under Sections 4.2A and 5.4 of the Partnership Agreement the following modifications to the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion of LTIP Units for the purpose of enabling the issuance of LTIP Units in connection with the 2008 OPP Awards:

1.	The following additional defined terms shall be inserted in Article 1 of the Partnership Agreement in alphabetical order:

“2008 Outperformance Award Agreement” means each or any, as the context implies, 2008 Outperformance Award Agreement entered into by LTIP Unitholder upon acceptance of a 2008 OPP Award substantially in the form approved by the Committee as of January 24, 2008, as such agreement may be amended, modified or supplemented from time to time.

“2008 OPP LTIP Unit” means an LTIP Unit issued in connection with each or any, as the context implies, of the 2008 OPP Awards pursuant to a 2008 Outperformance Award Agreement and that initially participates in distributions and allocations to a reduced extent until the applicable LTIP Unit Distribution Participation Date for such LTIP Unit, as set forth in the 2008 Outperformance Award Agreement pursuant to which such 2008 OPP LTIP Unit is granted.

“Book-Up Target” for each LTIP Unit shall be the lesser of (i) the Common Unit Economic Balance as determined on the date such LTIP Unit was granted and as reduced (not to less than zero) by allocations of Liquidating Gains to such LTIP Unit and reallocations of Economic Capital Account Balances to such LTIP Unit as a result of a forfeiture of an LTIP Unit, as determined by the General Partner and (ii) the amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit to be equal to the Common Unit Economic Balance. Notwithstanding the foregoing, the Book-Up Target shall be equal to zero for any LTIP Unit for which the Economic Capital Account Balance attributable to such LTIP Unit has at any time reached an amount equal to the Common Unit Economic Balance determined as of such time.

“Common Unit Economic Balance” shall mean (i) the Capital Account Balance of the Company, plus the amount of the Company’s share of any Partner Minimum Gain or Partnership Minimum, in either case to the extent attributable to the Company’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this clause 6.1.B(iii), divided by (ii) the number of the Company’s Common Units.

“Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units.

“Eligible Unit” means, as of the time any Liquidating Gain is allocated to an LTIP Unit, an LTIP Unit, if since the date of issuance of such LTIP Unit, such Liquidating Gain when aggregated with other Liquidating Gains realized since the date of issuance of such LTIP Unit exceeds Liquidating Losses realized since the date of issuance of such LTIP Unit.

“LTIP Unit Distribution Participation Date” means (i) for each LTIP Unit issued prior to the date of the Seventy-Seventh Amendment to the Partnership Agreement, the date of such issuance and (ii) for each LTIP Unit issued on or after the date of the Seventy-Seventh Amendment to the Partnership Agreement, such date as is specified in the applicable 2008 Outperformance Award Agreement or other Vesting Agreement.

“LTIP Unit Initial Regular Sharing Percentage “ means, with respect to a 2008 OPP LTIP Unit or other LTIP Unit, in the case of regular periodic distributions and allocations of Net Income or Net Loss (other than Liquidating Gain or Liquidating Loss) associated with such distributions, ten percent (10%) or such other percentage as set forth in the applicable 2008 Outperformance Award Agreement or other Vesting Agreement.

“LTIP Unit Initial Special Sharing Percentage” means, with respect to a 2008 OPP LTIP Unit or other LTIP Unit, in the case of special distributions or distributions made other than in the ordinary course and allocations of Net Income or Net Loss (other than Liquidating Gain or Liquidating Loss) associated with such distributions, zero percent (0%) or such other percentage as set forth in the applicable 2008 Outperformance Award Agreement or other Vesting Agreement.

“Liquidating Gains” has the meaning set forth in Section 6.1.B(iii).

“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net loss realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 704(b) of the Code.

“Unvested LTIP Units” has the meaning set forth in Section 4.2.C.

“Vested LTIP Units” has the meaning set forth in Section 4.2.C.

2.	The definition of “Percentage Interest” is hereby amended and restated in its entirety as follows:

“Percentage Interest” means, as to any Partner, the percentage ownership interest of such Partner in the Partnership from time to time, represented by a fraction (expressed as a percentage), the numerator of which is the number of Partnership Units (other than Preferred Units) then owned by such Partner, and the denominator of which is the total number of Partnership Units (other than Preferred Units) then owned by all of the Partners; provided that, for purposes of allocations and distributions prior to the LTIP Unit Distribution Participation Date for any LTIP Units, the Percentage Interest of such

LTIP Units will be appropriately reduced, and the Percentage Interest of all other Partnership Units will be appropriately increased, to take into account the provisions of Section 4.2.C. The Partners’ Percentage Interests are as specified in Exhibit A attached hereto, as such Exhibit may be amended by the General Partner from time to time.

3.	The definition of “Vesting Agreement” is hereby amended and restated in its entirety as follows:

“Vesting Agreement” means each or any, as the context implies, award, vesting or other similar agreement pursuant to which LTIP Units are issued subject to vesting, forfeiture, repurchase and/or additional restrictions on transfer, including without limitation any Long Term Incentive Plan (LTIP) Vesting Agreement or 2008 Outperformance Award Agreement, entered into by an LTIP Unitholder upon acceptance of an award of LTIP Units under the Plan (in each case, as such agreement may be amended, modified or supplemented from time to time).

4.	Section 4.2.C, relating to distributions to LTIP Unitholders, is hereby amended and restated in its entirety as follows:

“C. The General Partner may from time to time issue LTIP Units to Persons who provide services to the Partnership, for such consideration as the General Partner may determine to be appropriate, and admit such Persons as Limited Partners. Subject to the following provisions of this Section 4.2.C and the special provisions of Sections 6.1.B(iii), 8.8 and 8.9, LTIP Units shall be treated as Common Units, with all of the rights, privileges and obligations attendant thereto.

(i) The Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures. If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain a one-for-one conversion and economic equivalence ratio between Common Units and LTIP Units. The following shall be “Adjustment Events”: (A) the Partnership makes a distribution on all outstanding Common Units in Partnership Units, (B) the Partnership subdivides the outstanding Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization of its Common Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the Company in respect of a capital contribution to the Partnership of proceeds from the sale of securities by the Company. If the

Partnership takes an action affecting the Common Units other than actions specifically described above as “Adjustment Events” and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by the Plan, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units as herein provided the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment; and

(ii) The LTIP Unitholders shall, in respect of each Distribution Payment Date, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions (other than distributions of proceeds from a Terminating Capital Transaction or any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership) in an amount per LTIP Unit equal to the distributions per Common Unit (the “Common Unit Distribution”), paid to holders of record on the same record date established by the General Partner with respect to such Distribution Payment Date; provided that prior to the LTIP Unit Distribution Participation Date with respect to an LTIP Unit, such LTIP Unit will only be entitled to receive such distributions in an amount equal to the product of the Common Unit Distribution and the LTIP Unit Initial Regular Sharing Percentage or the LTIP Unit Initial Special Sharing Percentage with respect to such LTIP Unit, as applicable. The term “Newly Issued Unit” as defined in Section 5.1.B shall be deemed to include LTIP Units issued during a Distribution Period and such Section 5.1.B. shall apply in full to LTIP Units. During any Distribution Period, so long as any LTIP Units are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Common Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the LTIP Units for such Distribution Period.

The LTIP Units shall rank pari passu with the Common Units as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units or Partnership Interests that by its terms specifies that it shall rank junior to, on a parity with, or senior to the Common Units shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units. Subject to the terms of any Vesting Agreement, an LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions, as holders of Common Units are entitled to transfer their Common Units pursuant to Article 11.

(iii) LTIP Units shall be subject to the following special provisions:

(A) Vesting Agreements. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Plan, if applicable. LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested Incentive Units.”

(B) Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Partnership or the General Partner to repurchase LTIP Units at a specified purchase price or some other forfeiture of any LTIP Units, then if the Partnership or the General Partner exercises such right to repurchase or forfeiture in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date prior to the effective date of the forfeiture.

(C) Allocations. LTIP Unitholders shall be entitled to certain special allocations of gain under Section 6.1.B(iii). For purposes of determining allocations of Net Income and Net Loss pursuant to Section 6.1, to the extent that the LTIP Unit Distribution Participation Date with respect to an LTIP Unit has occurred, such LTIP Unit shall be treated as a Common Unit. Until the LTIP Unit Distribution Participation Date for an LTIP Unit has occurred, each LTIP Unit shall be treated as a fraction of one outstanding Common Unit equal to one Common Unit multiplied by the LTIP Unit Initial Regular Sharing Percentage or the LTIP Unit Initial Special Sharing Percentage with respect to such LTIP Unit, as applicable.

(D) Redemption. The Redemption Right provided to Limited Partners under Section 8.6 shall not apply with respect to LTIP Units unless and until they are converted to Common Units as provided in clause (F) below and Section 8.8.

(E) Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to the LTIP Unit.

(F) Conversion to Common Units. Vested LTIP Units the Book-Up Target of which has been reduced to zero, are eligible to be converted to Common Units under Section 8.8.

(G) Voting. LTIP Units shall have the voting rights provided in Section 8.9.

(H) Safe Harbor Election. To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date of the Seventy-Seventh Amendment to the Partnership Agreement, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceed the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective. In addition, upon a forfeiture of any Unvested LTIP Unit by any LTIP Unitholder, gross items of income, gain, loss or deduction shall be allocated to such LTIP Unitholder if and to the extent required by final Regulations promulgated after the effective date of the Seventy-Seventh Amendment to the Partnership Agreement to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).”

5.	Section 6.1.B(iii) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(iii) Notwithstanding the provisions of Section 6.1.A and Section 6.1.B, but subject to the prior allocation of Net Income and gross items of income under clauses (i) and (ii) above, any net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 704(b) of the Code (“Liquidating Gains”) shall first be allocated to holders of Eligible Units until the Economic Capital Account Balance of each LTIP Unitholder, to the extent attributable to such LTIP Unitholder’s ownership of each Eligible Unit, is equal to the Common Unit Economic Balance. Any such allocations of Liquidating Gain shall be made among the holders of Eligible Units in proportion to the amounts required to be allocated to each under this Section 6.1.B(iii). Liquidating Gain allocated to an LTIP Unitholder under this Section 6.1.B(iii) will be attributed to specific LTIP Units of such LTIP Unitholder for purposes of determining (i) allocations under this Section 6.1.B(iii), (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unitholder’s Capital Account and (iii) the ability of such LTIP Unitholder to convert specific LTIP Units into Common Units. Such

Liquidating Gain will only be attributed to Eligible Units and, among such Eligible Units, it will be attributed in the following order: (i) first, to Vested LTIP Units held for more than two years, (ii) second, to Vested LTIP Units held for two years or less, (iii) third, to Unvested Incentive Units that have remaining vesting conditions that only require continued employment or service to the Company, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (iv) fourth, to other Unvested Incentive Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each category, Liquidating Gain will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target.”

6.	Section 6.1.of the Partnership Agreement is hereby amended by adding the following paragraphs following Section 6.1.C., which relates to allocations of Net Losses:

“D. After giving effect to the special allocations set forth in Section 6.1.B(iii) hereof, and notwithstanding the provisions of Sections 6.1.A and 6.1.B, in the event that, due to distributions with respect to Common Units in which the LTIP Units do not participate on an equal basis per unit, the Economic Capital Account Balance of any LTIP Unitholder, to the extent attributable to the LTIP Unitholder’s ownership of any LTIP Unit, exceeds the Common Unit Economic Balance, the amount of such excess shall be re-allocated to such LTIP Unitholder’s remaining LTIP Units to the same extent and in the same manner as would apply in the event of a forfeiture of LTIP Units. To the extent such excess may not be re-allocated, Liquidating Losses shall be allocated to such holder to the extent necessary to reduce or eliminate the disparity; provided, however, that if Liquidating Losses are insufficient to completely eliminate all such disparities, such losses shall be allocated among the LTIP Units in a manner reasonably determined by the General Partner.

E. If an LTIP Unitholder forfeits any LTIP Units to which Liquidating Gain has previously been allocated under Section 6.1.B, the Capital Account associated with such forfeited LTIP Units will be re-allocated to that LTIP Unitholder’s remaining LTIP Units that were Eligible Units with respect to such Liquidating Gain, at the time it was originally allocated, using a methodology similar to that described in Section 6.1.B(iii) above, to the extent necessary to cause such LTIP Unitholder’s Economic Capital Account Balance attributable to each such Eligible Unit to equal the Common Unit Economic Balance. To the extent such Liquidating Gains are not re-allocated in accordance with the foregoing, such Liquidating Gains will be forfeited and the LTIP Unitholder’s Economic Capital Account Balance will be reduced accordingly.”

7.	Section 6.1 of the Partnership Agreement is hereby amended by redesignating Sections 6.1.C, relating to Nonrecourse Liabilities, and Section 6.1.D. relating to other allocations of gain, Sections 6.1.F and 6.1.G , respectively.

8.	Section 8.8.B of the Partnership Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, an LTIP Unit cannot be converted until such time as the Book-Up Target of such LTIP Unit has been reduced to zero and, to the extent the Book-Up Target of such LTIP Unit has been reduced to zero, such LTIP Unit may be converted regardless of the Capital Account Limitation (but subject to the other conditions to conversion contained herein).”

9.	Section 8.8.E of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“E. For purposes of making future allocations under Section 6.1.B(iii), the portion of the Economic Capital Account Balance of the applicable LTIP Unitholder that is attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the amount of such Economic Capital Account Balance attributable to the converted LTIP Units.”

10.	Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

BOSTON PROPERTIES, INC. as general partner of Boston Properties Limited Partnership

By:	/s/ Douglas T. Linde
Name:	Douglas T. Linde
Title:	President